Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Greg Andrews, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Reports First Quarter 2008 Operating Results

NORTH MIAMI BEACH, FL; April 29, 2008 -- Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers announced today its financial results for the three months ended March 31, 2008.

Financial Highlights

Funds From Operations (FFO) for the first quarter was $32.7 million, or $0.44 per diluted share, compared to $29.7 million and $0.40 per diluted share for the same period in 2007.

Net income for the quarter was $20.9 million, or $0.28 per diluted share, compared to $20.0 million and $0.27 per diluted share for the same period in 2007.

Operating Highlights

For the three months ended March 31, 2008, Equity One generated same-property net operating income growth of 1.3%.  At March 31, 2008, the company’s core operating portfolio was 92.7% occupied.

During the first quarter, the company executed 37 new leases totaling 99,836 square feet at an average rental rate of $16.75 per square foot, representing an 18.2% increase over prior rents on a same-space cash basis.  Also during the first quarter, the company renewed 106 leases for 228,511 square feet for an average rental rate increase of 8.1% to $16.14 per square foot on a cash basis.  In addition, the company renewed 39 leases for 202,044 square feet subject to tenant renewal option for an average rental rate increase of 5.1% to $11.60 per square foot on a cash basis.

Development and Redevelopment Activities

During the first quarter, the company completed one development project with total project costs of $4.8 million.  At March 31, 2008, the company had approximately $58.6 million of development projects and approximately $17.4 million of redevelopment projects underway.  The estimated remaining cost to complete these projects was approximately $43.8 million.

New Joint Ventures

During the quarter, the company formed a joint venture with Global Retail Investors, LLC, an entity formed by an affiliate of First Washington Realty, Inc. and the State of California Public Employees’ Retirement System (“GRI”), to invest in shopping centers throughout the U.S.  The joint venture is 90% owned by GRI and 10% owned by Equity One.  Equity One manages and leases properties acquired by the joint venture.  During the quarter, the joint venture acquired a Class-A grocery-anchored shopping center in Miami, FL for approximately $37.0 million.  Subsequent to quarter end, the company agreed to contribute seven properties valued at approximately $197.4 million to the joint venture.

Also subsequent to quarter end, the company entered into a joint venture with DRA Advisors to invest in value-added acquisition opportunities.  The joint venture has two shopping centers and one office property located in Florida under contract for approximately $50.0 million.  The joint venture is 80% owned by DRA Advisors and 20% owned by Equity One.  Equity One will manage and lease properties acquired by the joint venture.

Balance Sheet Highlights

During the quarter, the company repurchased $27.9 million of outstanding unsecured bonds at an average 10.5% discount to par value, which represents a 7.6% yield to maturity.  As a result of the repurchases, the company recognized a gain of $2.4 million, or $0.03 per diluted share, in earnings and FFO.

At March 31, 2008, the company’s total market capitalization equaled $2.9 billion, comprising 73.5 million shares of common stock (on a diluted basis) valued at $1.8 billion, and $1.1 billion of net debt (excluding any unamortized fair market premium/discount and net of cash).  Its ratio of net debt to total market capitalization was 39.1% and its ratio of net debt to gross real estate and securities investments was 51.6%.  On a trailing four quarter basis, the company’s interest coverage ratio was 2.6 times.

FFO and Earnings Guidance

The company is reiterating its 2008 FFO and earnings guidance excluding gains on land sales.

FFO per diluted share is expected to be $1.40 to $1.45 for the year ending December 31, 2008, and net income per diluted share is expected to be $0.79 to $0.82.  The following table provides the reconciliation of the range of estimated net income available to common stockholders per diluted share to estimated FFO per diluted share:

	Low	High
Estimated net income per diluted share (1)	$0.79	$0.82
Adjustments:
Rental property depreciation and amortization (2)	0.61	0.63
Minority interest	0.00	0.00
Estimated Funds From Operations (FFO) per diluted share (1)	$1.40	$1.45

(1) Excluding gains on land sales
(2) Including pro-rata share of joint venture depreciation and amortization.

ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs.  The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.”  We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure.  Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance.  FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance.  We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Wednesday, April 30, 2008, at 9:00 a.m. EST to review the 2008 first quarter earnings and operating results.  Stockholders, analysts and other interested parties can access the earnings call by dialing 888-713-4215 (U.S./Canada) or 617-213-4867 (international) using pass code 39090802.  The call will also be web cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net.

If you are unable to participate during the call, a replay will be available on Equity One’s web site for future review.  You may also access the replay by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (international) using pass code 13045279 through May 7, 2008.

FOR ADDITIONAL INFORMATION

For a copy of our first quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for press releases and other company notices, please send your e-mail address to Feryal Akin at fakin@equityone.net.

ABOUT EQUITY ONE, INC.

As of March 31, 2008, the Company owns or has interests in 169 properties, consisting of 153 shopping centers comprising approximately 17.1 million square feet, six projects in development, six non-retail properties, and four parcels of land.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws.  Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
March 31, 2008 and December 31, 2007
(In thousands, except per share data)
(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Properties:
Income producing	$1,871,311	$2,047,993
Less: accumulated depreciation	(172,359)	(172,651)
Income-producing property, net	1,698,952	1,875,342
Construction in progress and land held for development	77,619	81,574
Properties held for sale	179,881	323
Properties, net	1,956,452	1,957,239

Cash and cash equivalents	-	1,313
Cash held in escrow	8,234	54,460
Accounts and other receivables, net	13,567	14,148
Securities	61,582	72,299
Goodwill	12,385	12,496
Other assets	63,036	62,429
TOTAL ASSETS	$2,115,256	$2,174,384
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes Payable
Mortgage notes payable	$350,146	$397,112
Mortgage notes payable related to properties held for sale	46,440	-
Unsecured revolving credit facilities	24,500	37,000
Unsecured senior notes payable	718,721	744,685
	1,139,807	1,178,797
Unamortized premium/discount on notes payable	7,363	10,042
Total notes payable	1,147,170	1,188,839
Other liabilities
Accounts payable and accrued expenses	26,092	30,499
Tenant security deposits	9,486	9,685
Other liabilities	25,355	28,440
Total liabilities	1,208,103	1,257,463
Minority interests	989	989
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	-	-
Common stock, $0.01 par value – 100,000 shares authorized 73,361 and 73,300 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively	734	733
Additional paid-in capital	908,041	906,174
Retained earnings	16,650	17,987
Accumulated other comprehensive loss	(19,261)	(8,962)
Total stockholders’ equity	906,164	915,932
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,115,256	$2,174,384

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations
For the three months ended March 31, 2008 and 2007
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2008	2007
REVENUE:
Minimum rent	$48,040	$46,423
Expense recoveries	13,699	12,950
Percentage rent	1,449	1,260
Management and leasing services	183	837
Total revenue	63,371	61,470
COSTS AND EXPENSES:
Property operating	16,162	14,889
Rental property depreciation and amortization	11,796	10,957
General and administrative	6,802	9,804
Total costs and expenses	34,760	35,650

INCOME BEFORE OTHER INCOME AND EXPENSE, MINORITY INTEREST AND DISCONTINUED OPERATIONS	28,611	25,820

OTHER INCOME AND EXPENSE:
Investment income	6,190	6,207
Other income	43	182
Interest expense	(15,982)	(15,641)
Amortization of deferred financing fees	(429)	(387)
Gain (loss) on sale of real estate	(42)	1,067
Gain on extinguishment of debt	2,380	-
INCOME BEFORE MINORITY INTEREST AND DISCONTINUED OPERATIONS	20,771	17,248
Minority Interest	(28)	(28)

INCOME FROM CONTINUING OPERATIONS	20,743	17,220

DISCONTINUED OPERATIONS:
Operations of income-producing properties sold or held for sale	111	1,067
Gain on disposal of income-producing properties	-	1,732
Income from discontinued operations	111	2,799
NET INCOME	$20,854	$20,019

EARNINGS PER COMMON SHARE - BASIC:
Continuing operations	$0.28	$0.23
Discontinued operations	-	0.04
	$0.28	$0.27
Number of Shares Used in Computing Basic Earnings per Share	73,324	72,974

EARNINGS PER COMMON SHARE – DILUTED:
Continuing operations	$0.28	$0.23
Discontinued operations	-	0.04
	$0.28	$0.27
Number of Shares Used in Computing Diluted Earning per Share	73,499	73,990

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Funds from Operations

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	Three Month Ended
	March 31,
	2008	2007
	(In thousands)

Net income	$20,854	$20,019
Adjustments:
Rental property depreciation and amortization, including discontinue operations	11,796	11,373
Gain on disposal of depreciable real estate	-	(1,732)
Minority interest	28	28
Funds from operations	$32,678	$29,688

Funds from Operations is a non-GAAP financial measure.  We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	Three Month Ended
	March 31,
	2008	2007

Earnings per diluted share *	$0.28	$0.27
Adjustments:
Rental property depreciation and amortization, including discontinue operations	0.16	0.15
Gain on disposal of depreciable real estate	-	(0.02)
Minority interest	-	-
Funds from operations per diluted share	$0.44	$0.40

*Earnings per diluted share reflect the add-back of minority interest(s) which are convertible to shares of our common stock.